Exhibit 99.1

World-Renowned Liver Disease Expert, Dr. Stephen Harrison, Joins Hepion Pharmaceuticals as Consultant Medical Director

EDISON, N.J., October 10, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that Stephen Harrison, M.D., has been appointed as Consultant Medical Director.

Dr. Harrison is currently a Visiting Professor of Hepatology at the Radcliffe Department of Medicine, University of Oxford. He is also the Medical Director for Pinnacle Clinical Research and the President of Summit Clinical Research.

Dr. Harrison is a peer-reviewer for more than 20 medical journals. He is internationally known for studies in hepatitis C and non-alcoholic fatty liver disease with more than 200 peer reviewed publications in these fields. Dr. Harrison previously served as a Professor of Medicine at the Uniformed Services University of the Health Sciences and as Associate Editor for Hepatology and Alimentary Pharmacology and Therapeutics. Most recently, Dr. Harrison served as a Colonel in the United States Army, retiring in 2016 to conclude 20 years of dedicated service to his country. During his army tenure, he served as the Director of Graduate Medical Education at Brooke Army Medical Center, Associate Dean for the San Antonio Uniformed Services Health Education Consortium, and Gastroenterology Consultant to the Army Surgeon General.

Dr. Harrison earned his medical degree from the University of Mississippi School of Medicine. He completed his internal medicine residency and gastroenterology fellowship at Brooke Army Medical Center and a 4th year advanced liver disease fellowship at Saint Louis University. He is board certified in both Internal Medicine and Gastroenterology.

“Dr. Harrison joined our Scientific Advisory Board in August 2019 and we are honored that he has agreed to take on this expanded role with the Company,” said Dr. Robert Foster, Hepion Pharmaceuticals’ CEO. “As a world-renowned expert in chronic hepatitis, fatty liver disease and NASH, Dr. Harrison’s experience and guidance will be a tremendous asset as we progress CRV431’s clinical development. Dr. Harrison’s appointment comes on the heels of our recently announced expanded Management team.”

“Hepion has an outstanding leadership team with many decades of experience with cyclophilin drug development,” commented Dr. Harrison. “CRV431’s novel mechanism of action and positive preclinical data bode well for a possible effective treatment for NASH-related fibrosis. NASH presents as a significant unmet need, so I am very much looking forward to working with the Hepion team to realize CRV431’s full potential.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com